Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 3 to the 1933 Act Registration Statement (Form N-6 No. 333-232013) and Amendment No. 131 to the 1940 Act Registration Statement (Form N-6 No. 811-08579), and to the use therein of our reports dated (a) March 13, 2020, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company and (b) April 9, 2020, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account R for the registration of an indefinite number of units of interest in variable life insurance contracts.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
November 29, 2021